UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 20, 2018

 (Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1505 Adams Drive, Suite D Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650)  889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2017, BioPharmX Corporation (the “Company”) issued warrants to purchase up to an aggregate of 73,500,000 shares of Common Stock (the “Existing Warrants”) with an exercise price per share of $0.25. The Existing Warrants were immediately exercisable and set to expire upon the earlier of (1) the twenty-first trading day after the Company issues a press release announcing it has entered into a strategic licensing, collaboration, partnership or similar agreement for the commitment to fund its Phase 3 trials for BPX-01, and (2) the eighteen month anniversary of issuance.

On November 20, 2018, the Company entered into Warrant Exercise Agreements (the “Exercise Agreements”) with the holders of certain of the Existing Warrants (the “Exercising Holders”). Pursuant to the Exercise Agreements, the Exercising Holders and the Company agreed that the Exercising Holders would cash exercise up to 26,666,666 shares of Common Stock underlying such Existing Warrants (the “Exercised Shares”).  In order to induce the Exercising Holders to cash exercise the Existing Warrants, the Exercise Agreements (i) amend the Existing Warrants to reduce the exercise price per share of the Existing Warrants to $0.14 (provided that the Existing Warrants are exercised prior to February 28, 2019, otherwise such exercise price shall remain $0.25 per share), and (ii) provide for the issuance of new warrants to purchase up to an aggregate of 26,666,666 shares of Common Stock (the “New Warrants”), with such New Warrants to be issued on a share-for-share basis in an amount equal to the number of shares underlying Existing Warrants that are cash exercised by February 28, 2019. The New Warrants are exercisable after the six-month anniversary of issuance and terminate on the 30-month anniversary following their issuance. The New Warrants have an exercise price per share of $0.164.

The Existing Warrants and Exercised Shares were registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-221027), filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on October 19, 2017, which became effective on November 20, 2017, and the related prospectus dated November 20, 2017.

The New Warrants and the shares of Common Stock issuable upon the exercise of the New Warrants are not being registered under the Securities Act, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

The Company expects to receive aggregate gross proceeds of up to approximately $3.7 million from the cash exercise of the Existing Warrants by the Exercising Holders.

The Company agreed that, subject to certain exceptions, from today until February 28, 2019 or such earlier date that the Company’s Common Stock’s Closing Sale Price (as defined in the New Warrants) exceeds $0.25 (subject to adjustment for forward and reverse stock splits and the like) for a period of 10 consecutive trading days, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the Exercise Agreements).

The description of terms and conditions of the Exercise Agreements and the New Warrants set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Exercise Agreement and New Warrant, copies of which are attached as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the New Warrants and the shares of Common Stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02.

Item 3.03Material Modifications to Rights of Security Holders.

The information contained above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.	Description

4.1	Form of New Warrant
10.1	Form of Warrant Exercise Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: November 21, 2018	By:	/s/ David Tierney
		Name:	David Tierney
		Title:	Chief Executive Officer